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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-117823) and related Prospectus of Medarex, Inc. and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated financial statements of Medarex, Inc. and Medarex, Inc. management's assessment of the effectiveness of internal control over financial reporting of Medarex, Inc. included in its Annual Reports (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
May 27, 2005

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Consent of Independent Registered Public Accounting Firm